GATELY & ASSOCIATES, LLC       Certified Public Accountants
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1248 Woodridge Court, Altamonte Springs, FL 32714   (407) 341-6942
Fax (407) 540-9612



July 5, 2006



Totalmed Systems, Inc.
1200 SE Maynard Road
Suite 203
Cary, NC 27511



This letter is to confirm that Gately & Associates, LLC has reviewed the SB-2 filing and consents to the inclusion of the audit report dated June 15, 2006 for the audit of the company's financial statements for the periods ending December 31, 2005 and 2004.

/s/ GATELY & ASSOCIATES, LLC
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Gately & Associates, LLC
Altamonte Springs, FL